Charles J. Bair

+1 858 550 6142

cbair@cooley.com

Exhibit 5.1

December 6, 2017

Biocept, Inc.

5810 Nancy Ridge Drive, Suite 150
San Diego, CA 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the offering by Biocept, Inc., a Delaware corporation (the “Company”), of 4,925,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 (the “Common Stock”), pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-204138) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus dated May 21, 2015 (the “Base Prospectus”), and the prospectus supplement dated December 5, 2017, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”).  (The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.”)  The Shares are to be sold by the Company as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Certificate of Incorporation, as amended and currently in effect, its Amended and Restated Bylaws and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual maters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof.  We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus, the filing of this opinion as an exhibit to a current report on Form 8-K of the Company and the incorporation by reference of this opinion in the Registration Statement.

Cooley LLP   4401 Eastgate Mall   San Diego, CA   92121
t: (858) 550-6000  f: (858) 550-6420  cooley.com

Biocept, Inc. Page 2

Sincerely,

Cooley LLP

By:  /s/ Charles J. Bair

Charles J. Bair